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                                                                   Exhibit 23.03

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The New World Power Corporation:

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of the New World Corporation of our report dated March 15, 1995, relating to the consolidated balance sheet of The New World Power Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders equity, and cash flows for the year ended December 31, 1994, the three months ended December 31, 1993 and the year ended September 30, 1993, which report appears in the December 31, 1995, annual report on Form 10-K of The New World Power Corporation.

KPMG PEAT MARWICK LLP
New York, New York
June 28, 1996

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